EXHIBIT 12.1
Ratio of Earnings to Fixed Charges
(amounts in thousands other than ratios)

	Year Ended					Three Months Ended	Six Months Ended
	December 28, 2007	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011	June 29, 2012	June 29, 2012
Earnings:
Income before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	14,909	27,241
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	8,814	17,669
Total earnings	$127,133	$104,676	$72,761	$75,415	$96,513	23,723	44,910

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	6,056	12,102
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,758	5,567
Total fixed charges (1)	$43,711	$39,218	$29,600	$28,665	$35,002	8,814	17,669

Ratio of Earnings to Fixed Charges	2.9	2.7	2.5	2.6	2.8	2.7	2.5

(1) Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(amounts in thousands other than ratios)

	Year Ended					Three Months Ended	Six Months Ended
	December 28, 2007	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011	June 29, 2012	June 29, 2012
Earnings:
Income before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	$14,909	$27,241
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	8,814	17,669
Total earnings	$127,133	$104,676	$72,761	$75,415	$96,513	$23,723	$44,910

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	$6,056	$12,102
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,758	5,567
Total fixed charges (1)	$43,711	$39,218	$29,600	$28,665	$35,002	$8,814	$17,669

Preferred dividends (calculated below)	—	—	—	—	—	—	—

Total combined fixed charges and preferred dividends	$43,711	$39,218	$29,600	$28,665	$35,002	$8,814	$17,669

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.9	2.7	2.5	2.6	2.8	2.7	2.5

Surplus	$83,422	$65,458	$43,161	$46,750	$61,511	$14,909	$27,241

Preferred Dividends:
Preferred dividend amount (1)	—	—	—	—	—	—	—
Tax rate	38.9%	37.6%	39.6%	40.3%	38.8%	39.5%	39.5%

Preferred dividends	—	—	—	—	—	—	—

(1) Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.